Exhibit 23.3




                Consent of Independent Auditors




The Board of Directors and Stockholders
Aerocom Industries, Inc.:



We consent to the incorporation by reference in the registration statement on Form S-3 of Unique Mobility, Inc. of our report dated January 23, 1998 with respect to the balance sheets of Aerocom Industries, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the Form 8-K/A of Unique Mobility, Inc. dated March 17, 1998, and to the reference to our firm under the heading "Experts" in the prospectus.


                                   KPMG Peat Marwick LLP


Denver, Colorado
April 15, 1998